Exhibit 8.1

PRINCIPAL SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES

Name of Entity	Place of Incorporation
Subsidiary
Branco Overseas Ltd	British Virgin Islands
E-House China (Tianjin) Holdings Ltd.	British Virgin Islands
E-House Property Consultancy Ltd.	British Virgin Islands
E-House International Property Consultancy Ltd.	Hong Kong
E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd.	PRC
China E-Real Estate Holdings Ltd.	British Virgin Islands
China E-Real Estate Group Ltd.	Hong Kong
Shanghai Yi Yue Information Technology Co., Ltd.	PRC
China Online Housing Technology Corporation	Cayman Islands
China Online Housing (Hong Kong) Co., Limited	Hong Kong
Shanghai SINA Leju Information Technology Co., Ltd.	PRC
Shanghai Leju Zhitou Digital Technology Co., Ltd	PRC
Shanghai Fangxin Information Technology Co., Ltd.	PRC
Leju (China) Internet Technology Co., Ltd.	PRC
Omnigold Holdings Ltd.	British Virgin Islands
China Commercial Real Estate Group Ltd.	British Virgin Islands
China Real Estate Business Group Ltd.	Hong Kong
Beijing Maiteng Fengshun Science and Technology Co., Ltd.	PRC
Consolidated Variable Interest Entities
Shanghai Leju Hao Fang Information Service Co., Ltd	PRC
Beijing Yisheng Leju Information Services Co., Ltd.	PRC
Beijing Weike Union Information Technology Co., Ltd.	PRC
Beijing Yisheng Leju Finance Culture Media Co., Ltd.	PRC
Beijing Jiajujiu E-Commerce Co., Ltd.	PRC